Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Consulting Agreement”) is made and entered as of the 31st day of August, 2020 (the “Execution Date”), by and between Galectin Therapeutics Inc., a corporation incorporated under the laws of the State of Nevada (the “Company”), and Harold H. Shlevin, Ph.D. (“Shlevin”), an individual residing in the State of Florida.

WHEREAS, Shlevin has been employed by the Company pursuant to an Amended and Restated Employment Agreement dated December 11, 2014 (the “Amended and Restated Employment Agreement”) pursuant to which he served in a variety of roles.

WHEREAS, Shlevin has advised the Company of his wish to retire from full time work on behalf of the Company; and

WHEREAS, the Company has identified a successor Chief Executive Officer whose employment agreement is being executed contemporaneously herewith and whose employment will commence not later than the Effective Date (as hereinafter defined).

WHEREAS, notwithstanding that his role as an employee and officer of the Company is ending, Shlevin is willing and desirous of assisting the Company in further advancing the drug development program for the Company’s drug candidate GR-MD-02 (belapectin) and to otherwise provide the Services (as hereinafter defined), when called upon to do so by his successor as CEO, with the Services to be performed as an independent contractor and not as an executive or corporate officer of the Company;

WHEREAS, the Company desires to engage Shlevin as an independent contractor to perform the Services as hereinafter defined in this Consulting Agreement;

WHEREAS, Shlevin desires to provide the Services to the Company;

WHEREAS, Shlevin will continue to serve as a member of the Company’s board of directors; and

WHEREAS, Shlevin employment with the Company pursuant to the Employment Agreement is being terminated by the Retirement Agreement of even date herewith (“Retirement Agreement”).

NOW, THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Effective Date. This Consulting Agreement shall be effective as of September 2, 2020 (the “Effective Date).

2.    Employment Agreement. The termination of Shlevin’s employment will be governed by terms of the Retirement Agreement. This Consulting Agreement does not amend or modify the rights and obligations of the Company or Shlevin under the Employment Agreement, which rights and obligations are addressed under the Retirement Agreement.

3.    Services. Beginning on the Effective Date, the Company engages Shlevin to provide continuity and smooth transition for all current activities and to help support the successor CEO and the Galectin team, with the specific duties being as requested by the Company from time to time and accepted by Shlevin (the “Services”). The Services may, with Consultant’s agreement, include, amongst other activities, public presentations, investor presentations, alone or with Company employees, to publicly demonstrate commitment to the Company, and continuing to serve as a manager of Galectin Sciences, LLC. Services do not include services rendered by Shlevin in his capacity as a member of the board of directors of the Company, for which he is separately compensated. Notwithstanding the foregoing, Shlevin will be excused from any travel requirements during the COID-19 pandemic as he is in an at-risk group.

4.    Independent Contractor. In providing the Services, Shlevin understands that he will at all times be acting as an independent contractor of the Company. As such, Shlevin and the Company agree that:

(a)    Shlevin will not be an employee of the Company and will not by reason of this Agreement or by reason of providing the Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans.

(b)    Because Shlevin is not an employee of the Company, the Company will not withhold income taxes from Shlevin’s compensation, or pay or withhold any Social Security taxes, Medicare taxes, or other payroll taxes. Shlevin will be solely responsible for payment of all taxes (including income taxes and self-employment taxes) that may be due to any federal, state, or local taxing authority as the result of the compensation paid to Shlevin under this Agreement.

(c)    Shlevin and the Company shall agree upon the specifications for the Services. The Company shall not exercise control or direction as to the means and methods for accomplishing the results of the Services.

(d)    Shlevin shall report regularly to the CEO of the Company. The CEO of the Company shall establish the priorities among the Services to be performed and the timing for performance of the Services and may excuse the Shlevin from performing certain of the Services. If requested by the Company, Shlevin shall provide additional detail regarding the activities and time incurred.

(e)    Shlevin shall cooperate in the Company’s periodic review of the progress of the Services and other issues relating to the Company’s ongoing relationship with Shlevin.

5.    Standards. While performing the Services under the terms of this Consulting Agreement, Shlevin shall not knowingly fail to comply with all federal, state, and local laws, statutes, ordinances, rules, regulations, codes, orders and/or programs applicable to Shlevin with regard to the provision of the Services.

6.    Compensation.

(a)    For the Services, the Company shall pay to Shlevin a fee of $432 per hour, but not less than $8640 per month during the Term. In addition, throughout the Term, the Company will reimburse Shlevin for 93% of the cost for him and his spouse of (a) medical, hospitalization and drug insurance, (if provided through Medicare, then Medicare Part A, B and D with a Medicare Supplemental Policy) and (b) dental and vision insurance (the payments under this section, the “Consulting Fees”).

(b)    Within thirty (30) days of the date of this Agreement, the Company will reimburse Shlevin for all personal attorney’s fees incurred in connection with this Agreement and the related Retirement Agreement, not to exceed a maximum of $10,000.

(c)    Shlevin shall monthly submit invoices to the Company reporting the hours worked in the performance of Services in the preceding month. Such invoice shall provide a level of detail as reasonably requested by the Company.

(d)    The Company shall pay each invoice within 15 days of receipt by wire transfer.

(e)    Shlevin shall be reimbursed, in accordance with the Company’s standard reimbursement policy, for Shlevin’s reasonable out-of-pocket travel expenses incurred in providing the Services and shall also be reimbursed for reasonable and necessary out of pocket business expenses (e.g., office supplies, high speed internet access, mobile phones, e-mail access and computer supplies); provided, however, that Shlevin shall submit reasonable documentation supporting such expenses. All reimbursement due Shlevin shall be paid within fifteen (15) days of delivery to the Company of a Shlevin written request for reimbursement along with supporting documentation descriptions for all expenses for which reimbursement is sought.

(f)    During the Term, Consultant shall be permitted to retain his Company personal computer, e-mail access and server access (subject to the restrictions contained herein) as needed to provide the Services and shall also be reimbursed for reasonable and necessary out of pocket business expenses (e.g., office supplies, high speed internet access, mobile phones, e-mail access and computer supplies).

7.     Term of Agreement. The term of this Consulting Agreement (the “Term”) shall begin on the Effective Date and shall continue until one year from the Effective Date (the “Termination Date”), or such earlier date as provided in Section 8 herein. Unless the Company and Shlevin reach mutual written agreement on an extension of the Term, this Consulting Agreement shall automatically expire as of the Termination Date.

8.    Early Termination. The Term of this Consulting Agreement may end prior to the Termination Date under the following circumstances:

(a)    Termination for Cause. This Consulting Agreement may be terminated by the Company for Cause at any time with no prior notice to Shlevin. For purposes of this section, “Cause” shall mean (a) a material breach of this Agreement by Shlevin, which breach remains uncured 30 days after Shlevin’s receipt of written notice of such breach; (b) fraud, willful misappropriation of funds, embezzlement or material dishonesty by Shlevin with respect to the Company; (c) Shlevin being convicted of a felony or a crime of moral turpitude; and (d) Shlevin engages in intentional misconduct adversely affecting the business or affairs of the Company in a material manner. In the event of termination of this Consulting Agreement by the Company pursuant to the terms of this Section 8(a), Shlevin shall be paid a prorated portion of the Consulting Fee for the month in which the effective date of such termination occurs, prorated through the termination date.

(b)    Termination by Shlevin. This Consulting Agreement may be terminated by the Shlevin with or without Cause at any time upon 30 days advance written notice to the Company. In the event of termination of this Consulting Agreement by the Shlevin pursuant to the terms of this Section 8(b), Shlevin shall be paid the Consulting Fee for the month in which the effective date of such termination occurs, and not thereafter.

9.    Noncompetition and Conflicting Employment.

(a)    During the Term, Shlevin agrees that he will not engage in any other activities that conflict with his obligations to the Company, will comply with the Amended and Restated Insider Trading Policy of the Company dated October 4, 2011, as it may hereafter be amended, and will not serve as a consultant or board member of any other company unless approved by the CEO or board of directors of the Company, which approval will not be unreasonably withheld or delayed.

(b)    As a material inducement to the Company to engage Shlevin, and in order to protect the Company’s Confidential Information (as defined below) and good will, Shlevin agrees that during the Restricted Period, Shlevin will not render services directly or indirectly, as an executive, employee, agent, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product.

(c)    For purposes of this Agreement:

(i)    “Competing Products” means any product or drug of any person or organization other than the Company in existence or under development which (A) currently is in a clinical development phase 1, phase 2 or phase 3 for NASH (Nonalcoholic Steatohepatitis) or (B) operates or may operate primarily as a galectin-3 inhibitor in the treatment of disease;

(ii)    “Competing Organization” means any person or organization, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product; and

(iii)    “Restricted Period” means the Term of this Consulting Agreement until 12 months after the termination of Shlevin’s engagement with the Company for any reason.

(d)    The parties agree that the Company is entitled to protection of its interests in the areas protected by this Section 9. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon Shlevin than is necessary to protect the goodwill or other business interest of the Company. The parties further agree that in the event of a violation of this Section 9, that the Company shall be entitled to terminate this Consulting Agreement for Cause and seek and obtain the recovery of damages and injunctive relief from and against Shlevin for the breach or violation or continued breach or violation of this Consulting Agreement. Shlevin agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 9 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 9 shall remain in full force and effect. Shlevin further agrees that if a court of competent jurisdiction determines that any provision of this Section 9 is invalid or against public policy, the remaining provisions of this Consulting Agreement shall not be affected thereby, and shall remain in full force and effect.

10.    Non-Solicitation. Shlevin agrees he shall not, during the Restricted Period, (a) either directly or indirectly solicit or take away, or attempt to solicit or take away employees of the Company, either for his own business or for any other person or entity and/or (b) either directly or indirectly recruit, solicit or otherwise induce or influence any lessor, supplier, customer, agent, representative or any other person that has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

11.    Intellectual Property.

(a)     “Work Product”, Defined. Shlevin hereby acknowledges that during the Term of this Consulting Agreement, in the event Shlevin may make, conceive, discover, reduce to practice, create, author or develop, either alone or jointly with the Company, certain works, Inventions (as defined below), ideas, discoveries, trade secrets, know-how or improvements (whether or not patentable, copyrightable or subject to other legal protection) that constitute, result from or are related to the Services performed by Shlevin hereunder, whether preliminary or final, and on whatever media rendered, including, but not limited to, any of the foregoing that relates to the Company’s business or to the actual or demonstrably anticipated research or development of the Company’s business or is made with or using the Company’s equipment, supplies, facilities or Confidential Information or trade secrets (collectively, “Work Product”). All Work Product is Proprietary Information (as defined below). The Company shall have the unlimited right to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Work Product, in whole or in part, or combine the Work Product with other matter, or not use the Work Product at all, in its sole discretion. “Work Product” shall exclude Shlevin’s other works, Inventions (as defined below), ideas, discoveries, trade secrets, know-how or improvements (whether or not patentable, copyrightable or subject to other legal protection), whether preliminary or final, and on whatever media rendered to the extent they do not constitute, result from or are related to Competing Products or the Services to be performed hereunder.

(b)    “Company Property”, Defined. The Company shall retain title to all materials and documentation furnished by the Company to Shlevin (“Company Property”). Shlevin shall deliver to the Company any and all the Company Property and Work Product, including all copies thereof on whatever media rendered, upon the Company’s request and at the Company’s expense.

(c)    Disclosure of Work Product; Assignment. Shlevin hereby agrees: (i) to disclose all Work Product in writing to the Company and (ii) that all Work Product, including without limitation any copyrights and other intellectual property rights on any Work Product, are and shall be the sole and exclusive property of the Company, whether as “works for hire” or otherwise. Shlevin hereby unconditionally and irrevocably assigns and transfers to the Company all of Shlevin’s right, title and interest in and to any and all Work Product including the ownership of any copyrights, patent rights or other rights in such Work Product (whether published or unpublished) including the right to sue for past infringement and to register in its own name, any and all rights in and to the Work Product. Shlevin agrees not to disclose any Work Product to any third party without the Company’s prior written consent. Shlevin agrees, at the Company’s expense: (i) to execute specific assignments in favor of the Company with respect to any Work Product and (ii) to execute such documents and perform such lawful actions as the Company deems necessary or advisable in order to enable the Company to procure, maintain, secure and/or enforce any patent, copyright, trademark, trade secret, or other legal protection (whether in the United States or in any foreign country) relating to any Work Product. The Company may thereafter register in its own name, any and all rights in and to the Work Product, and use, license, transfer, convey, commercialize or otherwise dispose of such rights as the Company sees fit. Notwithstanding the foregoing, Work Product does not include and shall not include any of the items excluded from the definition of Confidential Information in
Section 12(b) below.

(d)    Alternative Assignment of Rights; Grant of License. To the extent that title to any such Work Product may not, by operation of law, vest in the Company or such Work Product may not be considered work for hire, Shlevin hereby grant to the Company an unrestricted, irrevocable, exclusive, worldwide, fully paid up, perpetual license, with the right to sublicense, in and to any of Shlevin’s proprietary rights required for use in connection with the Work Product.

(e)    Moral Rights. Shlevin hereby irrevocably and forever waive and agree never to assert any moral rights which Shlevin may have in any Work Product (including, without limitation, any right of paternity or integrity, any right to claim authorship of such Work Product, any right to object to any distortion, mutilation or modification of such Work Product or any similar right, whether existing under any United States or any foreign law).

(f)    Cooperation in Vesting Rights. Shlevin shall cooperate (at Company’s expense) fully in: (i) vesting in the Company the ownership of the proprietary rights to the Work

Product, and (ii) assisting the Company in obtaining patent, copyright, trademark, or any other intellectual property rights in the Work Product and in maintaining and protecting the Company’s proprietary rights, including, without limitation, executing any documents which the Company reasonably deems necessary for such purpose. The Company agrees to pay Shlevin $432 per hour for any time expended under this subsection.

(g)    No Third Party Intellectual Property. The Company does not wish to incorporate any unlicensed or unauthorized materials into its intellectual property or products. Therefore, Shlevin agrees that he will not knowingly disclose to the Company, or cause the Company to use any information or material which is confidential or proprietary to any third party unless the Company has a written agreement with such third party or the Company otherwise has the right to receive and use same. Shlevin will not incorporate into Shlevin’s work any materials that are subject to the intellectual property rights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use same.

12.    Confidentiality.

(a)    Shlevin recognizes and acknowledges that he will have access to certain information of members of the Company and that such information is confidential and constitutes valuable, special and unique property of the Company. The parties agree that the Company has a legitimate interest in protecting the Confidential Information (defined below). The parties agree that the Company is entitled to protection of its interests in the Confidential Information. Shlevin shall not at any time, either during the term of this Consulting Agreement and for five years thereafter, or indefinitely to the extent the Confidential Information constitutes a trade secret under applicable law, disclose to others, use, copy or permit to be copied, except in pursuance of their duties for and on behalf of the Company, its successors, assigns or nominees, any Confidential Information without the prior written consent of the Company. The parties further agree that in the event of a violation of this Section 12, that the Company shall be entitled to seek to obtain an injunction against Shlevin for the breach or violation, continued breach, threatened breach or violation of this Section 12.

(b)    “Confidential Information” shall mean data and information: (i) relating to the Company’s business, regardless of whether the data or information constitutes a trade secret as that term is defined in the Georgia Trade Secrets Act or any other applicable trade secrets law; (ii) disclosed to Shlevin or of which Shlevin became aware as a consequence of Shlevin’s relationship with the Company; (iii) having value to the Company; (iv) not generally known to competitors of the Company; and (v) which includes trade secrets and other information that the Company treats as confidential; provided, however, that such term shall not mean data or information (A) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Shlevin without authorization from the Company; (B) which has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.

13.    Omitted.

14.    Publications. Shlevin will, in advance of publication, provide the Company with copies of all writings and materials which Shlevin proposes to publish during the Term and for 6 months thereafter. Shlevin also agrees that he will, at the Company’s request and sole discretion, cause to be deleted from such writings and materials any Confidential Information.

15.    General Provisions.

(a)    Indemnification. To the fullest extent permitted by law and the governing documents of the Company, the Company shall indemnify and hold harmless Shlevin from and against any and all claims, losses, demands, causes of action, damages, or expenses, including without limitation, reasonable attorney fees, arising out of or resulting from any act, omission or decision made by Shlevin in good faith while performing Services for the Company. Shlevin shall indemnify and hold harmless the Company from and against any and all claims, losses, demands, causes of action, damages, or expenses, including without limitation, reasonable attorney fees, arising out of or resulting from any breach by Shlevin of this Consulting Agreement or any act, omission or decision that constitutes gross negligence or willful misconduct by Shlevin in provision of the Services; provided however, that the maximum aggregate liability of Shlevin under this indemnity as to any claim asserted against him hereunder shall not exceed the aggregate of the fees paid to him for Services under the first sentence of Section 6(a) hereof in the twelve calendar months preceding the date of the assertion of such claim. The indemnification provided herein shall survive the termination of this Consulting Agreement.

(b)    Entire Agreement. This Consulting Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Consulting Agreement.

(c)    Amendment. No amendment, modification or alteration of the terms or provisions of this Consulting Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

(d)    Counterparts and Facsimile. This Consulting Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Consulting Agreement may be executed and delivered by facsimile or by emailing PDF copies.

(e)    Modification and Waiver. Any of the terms or conditions of this Consulting Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Consulting Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

(f)    Notices. Any notices or other communications provided for hereunder may be made by hand, by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized express courier services provided that the same are addressed to the party required to be notified. If the notice is to the Company, it shall be addressed to the

Company’s Chief Executive Officer or Chief Financial Officer at the Company’s headquarters. If the notice is to Shlevin it shall be addressed to Shlevin at his home address as set forth in the records of the Company. Notice shall be considered accomplished on the date delivered, three days after being mailed or one day after deposit with the express courier, as applicable. Notwithstanding the foregoing, in the event the parties adopt a course of dealing pursuant to which notices are provided electronically (e.g., using electronic mail), then such electronic notice shall be considered valid hereunder.

(g)    Governing Law and Dispute Resolution. This Consulting Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia. Any disputes arising out of or relating to this Consulting Agreement shall be resolved by means of binding arbitration conducted through the American Arbitration Association (unless an alternative arbitration forum is agreed upon by the parties at the time of such dispute). The arbitration proceeding shall be conducted by a single arbitrator and shall be held in Atlanta, Georgia. The award of the arbitrator shall be final and shall be enforceable by any court of competent jurisdiction. The Company agrees to reimburse Executive for all reasonable travel, lodging and meal expenses incurred to attend the arbitration. Notwithstanding the foregoing, the Company shall be permitted to seek interim injunctive relief in a court of competent jurisdiction in order to enforce the restrictive covenants contained in Sections 9 through 14 of this Consulting Agreement.

(h)    Severability. In case any one or more of the provisions contained in this Consulting Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect against any party hereto, such invalidity, illegality, or unenforceability shall only apply to such party in the specific jurisdiction where such judgment shall be made, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except that this Agreement shall not be reformed in any way that will deny to any party hereto the essential benefits of this Consulting Agreement, unless such party waives in writing its rights to such benefits.

(i)    No Implied Authority. This Consulting Agreement does not result in any party hereto becoming the agent, employee or representative of the other party for any purpose whatsoever. Neither party hereto is granted any express or implied right or authority by the other party to assume or create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.

(j)    Assignment. The rights and obligations of Shlevin under this Consulting Agreement are not assignable. The Company may assign its rights and obligations under this Consulting Agreement in the event of a sale or license of the assets of the Company to the purchaser or licensor as the case may be.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have signed and delivered this Consulting Agreement as of the date first above written.

“COMPANY”:

Galectin Therapeutics Inc.

By:	/s/ Kevin D. Freeman
Name:	Kevin D. Freeman
Title:	Vice Chairman and Authorized Signatory

/s/ Harold H. Shlevin, Ph.D.
Harold H. Shlevin, Ph.D.